EXHIBIT 4

                           STOCKHOLDERS AGREEMENT


      THIS STOCKHOLDERS AGREEMENT (the "Agreement") is entered into as of November 13, 2002, by and among SofTech, Inc., a Massachusetts corporation ("Parent"), SofTech Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and certain stockholders of Workgroup Technology Corporation, a Delaware corporation (the "Company") whose names appear on Schedule I hereto (each, a "Signatory Stockholder" and collectively, the "Signatory Stockholders").

                            W I T N E S S E T H:
                            --------------------

      WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for, upon the terms and subject to the conditions set forth therein, (i) the commencement by Merger Sub of a tender offer (the "Offer") for all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the "Shares"), at a price per share equal to the Offer Consideration (as defined in the Merger Agreement), and (ii) the subsequent merger of Merger Sub with and into the Company (the "Merger") (capitalized terms used herein without definitions shall have the meanings ascribed to them in the Merger Agreement);

      WHEREAS, as of the date hereof, each Signatory Stockholder owns (beneficially and of record) the number of Shares set forth opposite such Signatory Stockholder's name on Schedule I hereto (all such shares so owned and which may hereafter be acquired by such Signatory Stockholder prior to the termination of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, being referred to herein as such Signatory Stockholder's "Subject Shares");

      WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have requested that the Signatory Stockholders enter into this Agreement; and

      WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Signatory Stockholders are willing to enter into this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Signatory Stockholders hereby agree as follows:

                                 ARTICLE I.

                   TRANSFER AND VOTING OF SUBJECT SHARES;
                     OTHER COVENANTS OF THE STOCKHOLDERS

      SECTION 1.1. Voting of Subject Shares. Each Signatory Stockholder hereby agrees that for so long as this Agreement remains in effect (the "Term"), at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, each Signatory Stockholder shall vote its Subject Shares (i) in favor of the Merger and the Merger Agreement (as amended from time to time, provided that no such amendment would have the effect of reducing the Offer Consideration or the Merger Consideration or otherwise modify or amend the Merger Agreement to reduce the rights or benefits of the Company or any of the stockholders of the Company (including the Signatory Stockholders),
(ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A)(1) any change in the directors of the Company other than contemplated by the Merger Agreement, (2) any change in the present capitalization of the Company or any amendment to the Company's Certificate of Incorporation or By-Laws, (3) any other material change in the Company's corporate structure or business, or (4) any other action which in the case of each of the matters referred to in clauses (A)(1), (2) or (3) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement; (B) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company ("Extraordinary Transaction"); and (C) a sale, lease or transfer of a material amount of assets of the Company, or a reorganization, recapitalization, dissolution or liquidation of the Company.


      SECTION 1.2. No Inconsistent Arrangements. Except as contemplated by this Agreement and the Merger Agreement, each Signatory Stockholder shall not during the Term (i) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of such Signatory Stockholder's Subject Shares or any interest therein, or create or permit to exist any Encumbrance (as defined below) on such Subject Shares, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Subject Shares, (iv) deposit such Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Shares, or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

      SECTION 1.3. Proxy. Each Signatory Stockholder hereby revokes any and all prior proxies or powers of attorney in respect of any of such Signatory Stockholder's Subject Shares and constitutes and appoints Parent, or any nominee of Parent, with full power of substitution and resubstitution as its true and lawful attorney and proxy, for and in its name, place and stead, to vote the Subject Shares of each such Signatory Stockholder solely as and to the extent set forth in Section 1.1(i) through (iii); provided, however, that without limiting the foregoing, in any such vote or other action pursuant to such proxy, Parent shall not in any event have the right (and such proxy shall not confer the right) to vote against the Merger, to vote to reduce the Offer Consideration or the Merger Consideration or otherwise modify or amend the Merger Agreement to reduce the rights or benefits of the Company or any stockholders of the Company (including the Signatory Stockholders) under the Offer or the Merger Agreement or to reduce the obligations of Parent and/or Merger Sub thereunder; and provided, further, that the proxy granted pursuant to this Section 1.3 shall cease and shall be of no further force or effect upon (i) any material breach by Parent and/or Merger Sub of any of their obligations under Section 1.01 of the Merger Agreement, (ii) any material violation by Parent and/or Merger Sub of any of the terms of this Agreement or (iii) the termination of the Merger Agreement or this Agreement in accordance with their respective terms.

THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

      SECTION 1.4. Waiver of Appraisal Rights. Each Signatory Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger.

      SECTION 1.5. Stop Transfer. Each Signatory Stockholder agrees not to request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Signatory Stockholder's Subject Shares, unless such transfer is made in compliance with this Agreement.

      SECTION 1.6. No Solicitation. During the Term, each Signatory Stockholder shall not, nor shall it permit or authorize any of its officers, directors, employees, agents or representatives (collectively, the "Representatives") to, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any Extraordinary Transaction, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Extraordinary Transaction or (iii) enter into any agreement with respect to any Extraordinary Transaction or approve or resolve to approve any Extraordinary Transaction. Upon execution of this Agreement, each Signatory Stockholder shall, and it shall cause its Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Each Signatory Stockholder will promptly notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by such Signatory Stockholder, and each Signatory Stockholder will immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive (and will promptly provide to Parent copies of any written materials received by it in connection with such proposal, discussion, negotiation or inquiry) and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation.

                                 ARTICLE II.

                              TENDER OF SHARES

      SECTION 2.1. Tender. Each Signatory Stockholder hereby agrees to validly tender (or cause the record owner of such shares to validly tender) such Signatory Stockholder's Subject Shares pursuant to and in accordance with the terms of the Offer, not later than the fifth (5th) business day after commencement of the Offer pursuant to Section 1.01 of the Merger Agreement and Rule 14d-2 under the Exchange Act, and not thereafter withdraw such tender. Each Signatory Stockholder hereby acknowledges and agrees that Merger Sub's obligation to accept for payment and pay for such Signatory Stockholder's Subject Shares in the Offer is subject to the terms and conditions of the Offer. Parent acknowledges and agrees that this Agreement shall not be binding upon such Signatory Stockholder in the event that the Merger Agreement shall be amended by the parties thereto to lower or change the form of consideration constituting the Offer Consideration (as defined in the Merger Agreement). For all its Subject Shares validly tendered in the Offer and not withdrawn, each Signatory Stockholder will be entitled to receive the highest price paid by Merger Sub pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, Parent shall cause Merger Sub to accept for payment and pay for all shares of Common Stock (including all of the Signatory Stockholders' Subject Shares) validly tendered and not withdrawn pursuant to the Offer as soon as Merger Sub is permitted to do so under applicable law.

      SECTION 2.2. Certain Warranties. Without limiting the generality or effect of any other term or condition of the Offer, upon full payment by Parent or Merger Sub for the Subject Shares tendered, the transfer by a Signatory Stockholder of such Signatory Stockholder's Subject Shares to Merger Sub in the Offer shall pass to and unconditionally vest in Merger Sub good and valid title to the Subject Shares, free and clear of all Encumbrances whatsoever.

      SECTION 2.3. Disclosure. Each Signatory Stockholder hereby authorizes Parent and Merger Sub to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC), its identity and ownership of the Shares and the nature of its commitments, arrangements and understandings under this Agreement.


                                ARTICLE III.

             REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

      Each Signatory Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

      SECTION 3.1. Due Authorization, etc. Such Signatory Stockholder has all requisite power and authority to execute, deliver and perform this Agreement, to appoint Merger Sub and Parent as its Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the appointment of Merger Sub and Parent as

Signatory Stockholder's Proxy and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Signatory Stockholder. This Agreement has been duly executed and delivered by or on behalf of such Signatory Stockholder and constitutes a legal, valid and binding obligation of such Signatory Stockholder, enforceable against such Signatory Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Signatory Stockholder is trustee whose consent is required for the execution and delivery of this Agreement of the consummation by such Signatory Stockholder of the transactions contemplated hereby.

      SECTION 3.2.  No Conflicts; Required Filings and Consents.

            (a) The execution and delivery of this Agreement by such Signatory Stockholder does not, and the performance of this Agreement by such Signatory Stockholder will not, (i) conflict with or violate any trust agreement or other similar documents relating to any trust of which such Signatory Stockholder is trustee, (ii) conflict with or violate any law applicable to such Signatory Stockholder or by which such Signatory Stockholder or any of such Signatory Stockholder's properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of such Signatory Stockholder, including, without limitation, such Signatory Stockholder's Subject Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Signatory Stockholder is a party or by which such Signatory Stockholder or any of such Signatory Stockholder's assets is bound or affected, except, in the case of clauses (ii) and (iii), for any such breaches, defaults or other occurrences that would not prevent or delay the performance by such Signatory Stockholder of such Signatory Stockholder's obligations under this Agreement.

            (b) The execution and delivery of this Agreement by such Signatory Stockholder does not, and the performance of this Agreement by such Signatory Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the Exchange Act), domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Signatory Stockholder of such Signatory Stockholder's obligations under this Agreement.

      SECTION 3.3. Title to Subject Shares. Such Signatory Stockholder is the sole record and beneficial owner of its Subject Shares, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind ("Encumbrances"), other than restrictions imposed by the securities laws or pursuant to this Agreement and the Merger Agreement.

      SECTION 3.4. No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Signatory Stockholder. Such Signatory Stockholder, on behalf of itself and its affiliates, hereby acknowledges that it is not entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.

                                 ARTICLE IV.

                      REPRESENTATIONS AND WARRANTIES OF
                            PARENT AND MERER SUB

      Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Signatory Stockholders that each of Merger Sub and Parent are duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation. Merger Sub and Parent have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Merger Sub and Parent have been duly authorized by all necessary corporate action on the part of Merger Sub and Parent, respectively. This Agreement has been duly executed and delivered by each of Merger Sub and Parent and constitutes a legal, valid and binding obligation of each of Merger Sub and Parent, enforceable against Merger Sub and Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought.


                                 ARTICLE V.

                                MISCELLANEOUS

      SECTION 5.1.  Definitions.  For purposes of this Agreement:

            (a) "Common Stock" shall mean at any time the common stock, $.01 par value, of the Company.

            (b) "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

      SECTION 5.2. Termination. This Agreement shall terminate and be of no further force and effect upon the earlier to occur of (i) the written mutual consent of the parties hereto, (ii) the consummation of the Merger or (iii) the termination of the Merger Agreement in accordance with its terms. In addition, this Agreement may be terminated by the Signatory Stockholders if Parent and/or Merger Sub shall have failed to comply in any material respect with its obligations under Section 1.01 of the Merger Agreement. This Agreement shall also terminate upon the issuance of a final, non-appealable decree, injunction or order by a court or governmental entity which prevents the consummation of the transactions contemplated hereby. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

      SECTION 5.3. Further Assurance. From time to time, at another party's request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transaction contemplated by this Agreement.

      SECTION 5.4. Certain Events. Each Signatory Stockholder agrees that this Agreement and such Signatory Stockholder's obligations hereunder shall attach to such Signatory Stockholder's Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Signatory Stockholder's heirs, guardians, administrators, or successors. Notwithstanding any transfer of Subject Shares, the transferor shall remain liable for the performance of all its obligations under this Agreement.

      SECTION 5.5. No Waiver. The failure of any party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

      SECTION 5.6. Specific Performance. Each Signatory Stockholder acknowledges that if such Signatory Stockholder fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to Parent and Merger Sub for which money damages would not be an adequate remedy. In such event, each Signatory Stockholder agrees that each of Parent and Merger Sub shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Parent or Merger Sub should institute an action or proceeding seeking specific enforcement of the provisions hereof, each Signatory Stockholder hereby waives the claim or defense that Parent or Merger Sub, as the case may be, has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each Signatory Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

      SECTION 5.7. Notice. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile; provided that confirmation of such delivery (electronic or otherwise) is obtained; (ii) on the first Business Day after delivery by overnight courier; and (iii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):


            (a)   If to Parent or Merger Sub:

                  SofTech, Inc.
                  2 Highwood Drive
                  Tewksbury, MA 01876
                  Attention:  President and Chief Operating Officer
                  Facsimile:

                  With a copies to:

                  Epstein Becker & Green, P.C.
                  111 Huntington Avenue
                  Boston, MA  02199
                  Attention:  Gabor Garai, Esq.
                  Facsimile:  617 342-4001

            (b) If to a Signatory Stockholder, at the address set forth below such Signatory Stockholder's name on Schedule I hereto.

      SECTION 5.8. Expenses. Except as otherwise expressly set forth herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

      SECTION 5.9. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 5.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

      SECTION 5.11. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person any rights or remedies hereunder.

      SECTION 5.12. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

      SECTION 5.13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

      SECTION 5.14. Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      SECTION 5.15. Waiver. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

      SECTION 5.16. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

      SECTION 5.17 Confidentiality. Each Signatory Stockholder agrees not to disclose or discuss this Agreement, the Merger Agreement or any matter that is the subject hereof or thereof, including the Merger and the Offer (until public disclosure thereof) with anyone not a party to this Agreement (other than such Signatory Stockholder's counsel and advisors, if any) without the prior written consent of Parent, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures such Signatory Stockholder's counsel advises are necessary in order to fulfill such Signatory Stockholder's obligations imposed by law or legal process in connection with obtaining any requisite governmental approvals, or in connection with obligations pursuant to any requirement of any national securities exchange or national securities quotation system. If any such filings or disclosures are required, such Signatory Stockholder shall give notice thereof to Parent as promptly as practicable so as to enable Parent to seek a protective order from a court of competent jurisdiction if necessary with respect thereto.

      IN WITNESS WHEREOF, Parent, Merger Sub and the Stockholders have caused this Agreement to be executed as of the date first written above.

                                       SOFTECH, INC.


                                       By: ___________________
                                           Name:
                                           Title:

                                       SOFTECH ACQUISITION CORP.


                                       By: ___________________
                                           Name:
                                           Title:  President


                                       /s/ Robert B. Ashton
                                       --------------------
                                       Robert B. Ashton


                                       ROBERT B. ASHTON -
                                       FIDELITY TRADITIONAL IRA


                                       By: /s/ Robert B. Ashton
                                           --------------------
                                           Robert B. Ashton

                                 Schedule I
                                 ----------

                                                    Number of Shares
      Name and Address of Signatory Stockholder          Owned
      -----------------------------------------     ----------------


        Robert B. Ashton
        6 Occom Ridge
        Hanover, NH  03755                              466,551


        Robert B. Ashton -
        Fidelity Traditional Ira
        6 Occom Ridge
        Hanover, NH  03755                               20,700